Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Historical Consolidated Financial Data of TWC” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Comcast Corporation and to the incorporation by reference therein of our reports (a) dated February 18, 2014 with respect to the effectiveness of internal control over financial reporting of Time Warner Cable Inc. in its Annual Report (Form 10-K) for the year ended December 31, 2013, and (b) dated February 18, 2014 (except Notes 1, 6 and 16, as to which the date is April 24, 2014) with respect to the consolidated financial statements of Time Warner Cable Inc. included in its Report on Form 8-K dated April 24, 2014, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 3, 2014